Filed Pursuant to Rule 424(b)(3)
File Number 333-131756

PROSPECTUS SUPPLEMENT NO. 13

Prospectus Supplement dated September 19, 2006
to Prospectus declared
effective on February 22, 2006
(Registration No. 333-131756)
as supplemented by that Prospectus Supplement No. 1 dated March 6, 2006, that Prospectus Supplement No. 2 dated March 15, 2006,
that Prospectus Supplement No. 3 dated April 13, 2006,
that Prospectus Supplement No. 4 dated April 14, 2006,
that Prospectus Supplement No. 5 dated May 2, 2006,
that Prospectus Supplement No. 6 dated May 11, 2006,
that Prospectus Supplement No. 7 dated May 15, 2006,
that Prospectus Supplement No. 8 dated July 7, 2006,
that Prospectus Supplement No. 9 dated August 4, 2006,
that Prospectus Supplement No. 10 dated August 14, 2006,
that Prospectus Supplement No. 11 dated September 5, 2006 and that Prospectus Supplement No. 12 dated September 12, 2006.

IT&E INTERNATIONAL GROUP, INC.

This Prospectus Supplement No. 13 supplements our Prospectus dated February 22, 2006, the Prospectus Supplement No. 1 dated March 6, 2006, the Prospectus Supplement No. 2 dated March 15, 2006, the Prospectus Supplement No. 3 dated April 13, 2006, the Prospectus Supplement No. 4 dated April 14, 2006, the Prospectus Supplement No. 5 dated May 2, 2006, the Prospectus Supplement No. 6 dated May 11, 2006, the Prospectus Supplement No. 7 dated May 15, 2006, the Prospectus Supplement No. 8 dated July 7, 2006, the Prospectus Supplement No. 9 dated August 4, 2006, the Prospectus Supplement No. 10 dated August 14, 2006, the Prospectus Supplement No. 11 dated September 5, 2006 and the Prospectus No. 12 dated September 12, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 13 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of IT&E International Group, Inc. filed on September 19, 2006 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ITER.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 19, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 15, 2006

IT&E International Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4 California Avenue, Framingham, Massachusetts	01701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 508-416-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        (b)        On September 15, 2006, Kelly Alberts resigned from our board of directors (the “Board”) and as our President. Mr. Albert’s resignations did not relate to any disagreements with us on any matter related to our operations, policies or practices. Mr. Alberts will continue on in a more limited role, assisting us on a part-time basis. We have not yet identified a replacement for Mr. Alberts on our Board.

        (c)       Effective September 15, 2006, Dr. George Van Lear, 65, was appointed as Interim President of the IT&E International division of our Company.

        From 2000 to 2005, Dr. Van Lear served as Chair and President of aaiPharma’s research division, where he led the internal Research and Development functions.  Prior to that, from 1999 to 2000, Dr. Van Lear served as President and Chief Operating Officer of Senetek, PLC, a biotechnology firm.  Dr. Van Lear started his career at Lederle Laboratories from 1968-1984 where he was Group Leader in Drug Metabolism and Mass Spectroscopy and then later as Head of the Analytical Services Department.  From 1984 to 1999, Dr. Van Lear held a number of executive positions at Applied Analytical Industries, Glaxo, Innapharma and DPT Laboratories.  Dr. Van Lear earned his undergraduate degree in Chemistry from Millikin University, a Ph.D. in Organic Chemistry from the University of Utah as well as two postdoctoral fellowships at University of Illinois and Purdue University.

        Dr. Van Lear’s employment will be at-will. He will receive a salary of $16,667 per month. Dr. Van Lear will also be eligible to receive stock awards under our 2005 Equity Incentive Plan at the sole discretion of our Board.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group, Inc.
By: /s/ Dr. Philip T. Lavin
Dr. Philip T. Lavin
Chief Executive Officer

Dated:  September 19, 2006